Exhibit 99.1

For more information, please contact:

COMPANY	INVESTOR RELATIONS
Cindy Liu, Investor Relations Manager Future FinTech Group Inc. Tel: China + 86 - 29-8187-8277 Email: skypeople_annie@163.com Web: http://www.ftft.top	David Rudnick, Account Manager Precept Investor Relations LLC Tel: US +1 646-694-8538 Email: david.rudnick@preceptir.com

Future FinTech Enters into Contract for the Development of a
Customized Blockchain System

XI'AN, China, December 22, 2017 /PRNewswire-Asia-FirstCall/ -- Future FinTech Group Inc. (NASDAQ: FTFT - News) ("Future FinTech" or "the Company"), a financial technology company and integrated producer of fruit-related products, today announced that on December 18, 2017, one of its wholly owned subsidiaries, GlobalKey Supply Chain Limited. (“GlobalKey Supply Chain”), entered into a Technology Development Service Contract (the “Contract”) with Reits (Beijing) Technology Co. Ltd. (“Reits Technology”) where Reits Technology will design and develop a customized Globally Shared Shopping Mall blockchain software system for the Company.

Under the current plan, the system will consist of a multi-store business to consumer (B2C) shared e-commerce platform, a bulk commodity trading system, a system connecting e-commerce and token payments, and other software systems that GlobalKey Supply Chain is considering and discussing with Reits under the design plan. The Company might issue tokens in accordance with the requirement of the project’s progress to support its implementation and operation.

“The development of a blockchain system will strengthen our core capabilities and further our strategic transformation into a lighter asset business, as well as create additional fintech opportunities for us in a variety of industries,” said Mr. Hongke Xue, Chief Executive Officer of Future FinTech. “We believe that blockchain systems and processes represent a powerful technology that has a wide range of commercial applications, and that this current project will firmly establish us at the forefront of this evolution. Furthermore, we plan to make full use our extensive management and operations experience to explore the application of blockchain technology to industry, and to apply blockchain technology to the business of the real economy. We are enthusiastic that Future FinTech will become a leading innovator for the application of blockchain technology to the real economy.”

When operational, the Company believes GlobalKey Supply Chain will be able to utilize the newly developed blockchain system to undertake marketing for its core fruit juice business, food business and agricultural products business as well as to explore both marketing and supply chain management for other products. Also, as previously announced, GlobalKey Supply Chain signed a license agreement with Shaanxi Entai-Biotechnology Co. Ltd. to serve as the sole global general distributor and operational platform for ‘IB-LIVE’, a new generation of nutritious and healthy products for improving male sexual health. The Company believes the development of blockchain technology will be a key factor to its being able to execute marketing, sales and distribution and to integrate e-commerce and online direct selling programs.

In addition, once the system is operational, the Company believes it will seamlessly connect blockchain technology with the shared economy which will enable us to establish a shared shopping mall with a potentially vast global impact as it will connect factories, suppliers and consumers, and realize tangible benefits for product marketers, shoppers and owners of tokens. The Company believes that this meaningful exploration into the practical application of blockchain technology could be positively transformative in the way B2C business is conducted.

The Company will provide feedback to Reits Technology as the systems are being developed. Also, after delivery of the system, the Company’s personnel will receive training from REITS Technology professional project managers for its use and operation. The Company will own the intellectual property rights associated with the customized development work. The total cost of the Contract is RMB 13.0 million (approximately $2.0 million), of which the Company can pay 70% of the contract cost to Reits Technology in common shares of the Company’s publicly-traded common stock.

Safe Harbor Statement

Certain of the statements made in this press release are “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, capital, ownership or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “point to,” “project,” “could,” “intend,” “target” and other similar words and expressions of the future.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2016 and otherwise in our SEC reports and filings, including the proxy statement for 2017 annual meeting. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC’s Internet website at http://www.sec.gov. We have no obligation and do not undertake to update, revise or correct any of the forward-looking statements after the date hereof, or after the respective dates on which any such statements otherwise are made.

About Future FinTech Group Inc.

Future FinTech Group Inc. (“Future FinTech” or the “Company”), is an agricultural products company that utilizes financial technology solutions to operate and grow its businesses. The Company is engaged in the production and sales of fruit juice concentrates, fruit beverages, and other fruit related products in China and certain overseas markets. The Company’s fruit juice concentrates are sold to domestic customers and exported directly or via distributors. Its fruit juice products, “Hedetang” and “SkyPeople,” are healthy and nutritious beverages and sold primarily in China. The Company leverages e-commerce and new technology platforms and is building a regional agricultural products commodities market with the goal to become a leader in agricultural finance technology. For more information, please visit http://www.ftft.top/.

###